Exhibit 10.1

Staples, Inc.
Amended and Restated
Long Term Cash Incentive Plan

(Effective March 6, 2012)
I.    Summary and Purpose

Staples, Inc. (“Staples”) has developed this Amended and Restated Long Term Cash Incentive Plan (this “Plan”), to provide opportunities for Participants (as defined in Section III. below) to earn financial rewards for their role in ensuring that Staples meets its long-term performance targets. This Plan aims to align the interests of the Participants with those of Staples' stockholders. Awards are based on actual results measured against pre-established company financial objectives and other long-term performance goals.
This Plan is intended to provide for long-term cash incentive awards based upon a performance cycle for a specified year or number of years (a “Performance Cycle”) under which performance goals will be established for such Performance Cycle in its entirety or separately for each fiscal year (a “Plan Year”) included within such Performance Cycle.
The performance goals for each Participant will be established in accordance with Section IV within the first 90 days of the Performance Cycle (or within the first 90 days of each Plan Year in the Performance Cycle if each Plan Year within the Performance Cycle will have separate performance goals). Once established, the performance goals shall remain fixed for the balance of the Performance Cycle (or Plan Year, as applicable).
A target award (as defined in Section IV.C. below, a “Target Award”) will also be established for each Participant in accordance with Section IV within the first 90 days of each Performance Cycle. Once established, the Target Award shall remain fixed for the balance of the Performance Cycle.
At the end of the Performance Cycle, the Compensation Committee of the Board of Directors of Staples (the “Committee”) will determine the amount of the payment to be made to a Participant with respect to the Performance Cycle, and (subject to the other provisions of this Plan) pay the total amount so determined to the Participant. Where each Plan Year in such Performance Cycle has separate performance goals, at the end of the Performance Cycle, the Committee will determine the amount of the payment to be made to a Participant with respect to each Plan Year in the Performance Cycle, and (subject to the other provisions of this Plan) pay the total amount so determined to the Participant.
A Participant may be granted more than one award under this Plan, and may be granted awards that have overlapping Performance Cycles or Plan Years.
II.    Term of Plan

This Plan, subject to stockholder approval, shall apply beginning with the fiscal year commencing January 30, 2012 and will terminate at the end of the fiscal year beginning January 30, 2016, unless further extended by subsequent stockholder approval.

III.    Eligibility

Subject to the determination by the Committee that the applicable performance goals and all other requirements of this Plan are met, the following guidelines will be used to determine an individual's eligibility for participation in this Plan and eligibility for payment of an award.
Any associate of Staples or of any entity that Staples directly or indirectly controls (each, an “Affiliate”) will be eligible to participate in this Plan. Each associate who has been granted an award under this Plan shall be deemed a “Participant” in this Plan.
Notwithstanding the establishment of a Target Award for a Participant and notwithstanding the provisions of this Section III. which provide for prorated awards in certain circumstances, with the exception of awards payable under the special rules applicable to Participants who die and certain Participants affected by a Change in Control, awards granted to Participants are intended to be payable solely on account of the attainment of one or more pre-established objective performance goals as described in Sections IV. and V. Accordingly, except as provided for Participants who die or who are affected by a Change in Control as described herein, no award or part thereof will be paid unless the applicable performance goals were pre-established by the Committee in accordance with Section IV.B., the Committee determines that the applicable performance goals for the Performance Cycle, or the Plan Years within the Performance Cycle, were achieved, and the Committee authorizes the payment of the award as described in Section V. In all events, payment will be made at the time and in the manner described in Section V.
A.Termination of Employment (Excluding Retirement, Death, Permanent Disability and Change in Control)

A Participant whose employment with Staples and each of its Affiliates terminates prior to the end of a Performance Cycle, other than as a result of retirement (as defined in Section III.B. below), death, permanent disability, or Change in Control (as defined in Section III.D. below), will be eligible for an award under this Plan for that Performance Cycle as follows:
(i)If a Participant voluntarily terminates employment with Staples and each of its Affiliates before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of Plan Years ended before the Plan Year in which the Participant terminates employment and the denominator of which will be the number of Plan Years in the Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant terminates employment.

(ii)If a Participant's employment with Staples and each of its Affiliates is terminated by Staples or an Affiliate without Cause (as defined in Section III.D.(iii) below) before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of days from the start of the Performance Cycle through the date in which the Participant's employment was terminated and the denominator of which will be the total number of days in the Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant's employment was terminated and in addition, if the Participant is terminated after the establishment of the Target Award for the Participant for the Performance Cycle and the performance goals for the Participant for the Plan Year of termination, the Participant will be eligible for a prorated award for the Plan Year in which the Participant's employment is terminated calculated by multiplying the Participant's approved award for that Plan Year by a fraction, the numerator of which will be the number of days from the beginning of the Plan Year through the date of the Participant's termination and the denominator of which will be the total number of days in that Plan Year.
(iii)If a Participant's employment with Staples and each of its Affiliates is terminated by Staples or an Affiliate for Cause before the end of the Performance Cycle, then the Participant will not be eligible to receive payment of an award under this Plan.

(iv)A Participant whose termination occurs before the establishment of the Target Award for the Participant for a Performance Cycle and the performance goals for the Participant for that Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

B.Retirement, Death or Permanent Disability

(i)    Retirement: If a Participant terminates his or her employment with Staples and each of its Affiliates before the end of the Performance Cycle and after attaining age 55, and if at the time of such termination of employment the sum of the years of service (as determined by the Committee) completed by the Participant plus the Participant's age is greater than or equal to 65, and if the Participant's retirement occurs after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of days the Participant was employed by Staples or an Affiliate during the Performance Cycle and the denominator of which will be the total number of days in such Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant retires and in addition, if the Participant's retirement occurs after the establishment of the Target Award for the Participant for the Performance Cycle and the performance goals for the Participant for the Plan Year of retirement, the Participant will be eligible for a prorated award for the Plan Year in which the Participant retires calculated by multiplying the Participant's approved award for such Plan Year by a fraction, the numerator of which will be the number of days from the beginning of the Plan Year through the date of the Participant's retirement and the denominator of which will be the total number of days in that Plan Year. A Participant whose retirement occurs before the establishment of the Target Award for a Performance Cycle and the performance goals for the Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

(ii)    Death: If a Participant's employment with Staples and each of its Affiliates is terminated due to death before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then without regard to the amount that would have been earned by the Participant under the award based upon achievement of the performance goals, 100% of the Participant's Target Award for such Performance Cycle will be paid to the Participant's beneficiary (as defined in Section VIII.J. below). A Participant whose death occurs before the establishment of the Target Award for a Performance Cycle and the performance goals for the Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

(iii)    Permanent Disability: If a Participant's employment with Staples and each of its

Affiliates is terminated due to permanent disability before the end of the Performance Cycle but after the establishment of the Target Award and the performance goals for the Participant for the Performance Cycle, then the Participant will be eligible for a prorated award calculated by multiplying the Participant's approved award by a fraction, the numerator of which will be the number of days the Participant was employed by Staples or an Affiliate during the applicable Performance Cycle and the denominator of which will be the total number of days in such Performance Cycle; provided however, if the Plan Years within the Performance Cycle have separate performance goals, then the Participant will be eligible for an award for any Plan Years ended before the Plan Year in which the Participant is terminated and in addition, if the Participant's termination occurs after the establishment of the Target Award for the Participant for the Performance Cycle and the performance goals for the Participant for the Plan Year of termination, the Participant will be eligible for a prorated award for the Plan Year in which the Participant is terminated calculated by multiplying the Participant's approved award for such Plan Year by a fraction, the numerator of which will be the number of days from the beginning of the Plan Year through the date of the Participant's termination and the denominator of which will be the total number of days in that Plan Year. A Participant whose termination occurs before the establishment of the Target Award for a Performance Cycle and the performance goals for the Performance Cycle (or Plan Year, as applicable) will not receive an award for that Performance Cycle (or Plan Year, as applicable).

C.    Change in Control

If a Change in Control of Staples occurs while a Participant is employed by Staples or an Affiliate and prior to the determination by the Committee whether payment of an award has been earned under this Plan, then the Committee shall authorize payment of each such outstanding award in an amount equal to the greater of (x) 100% of the Participant's Target Award for the Performance Cycle, or (y) the amount determined to have been earned by the Participant under the award based upon achievement of the performance goals if:
(i)    At the time the Change in Control is deemed to occur, the Participant:

(A)Is not offered employment with the Surviving Corporation (or is not allowed to continue his or her employment, if the Surviving Corporation is Staples) or an entity directly or indirectly controlled by the Surviving Corporation in a position (1) in which the title, employment duties and responsibilities, conditions of employment, and the level of compensation and benefits are at least equivalent to those in effect during the 90-day period immediately preceding the Change in Control, and (2) that does not involve a relocation of the Participant's principal place of employment of more than an additional 50 miles from the Participant's primary residence at the time of the Change in Control; or

(B)Does not accept (or continue) employment with the Surviving Corporation or an entity directly or indirectly controlled by the Surviving Corporation (regardless of position, compensation or location) (other than as a result of retirement); or

(ii)    Within one year following the date of the Change in Control, the Participant either:

(A)    Is discharged without Cause; or

(B)    Resigns or retires because his or her title or employment duties and responsibilities are diminished, his or her conditions of employment are adversely changed, the level of his or her compensation and benefits are reduced, or his or her principal place of employment is relocated by more than an additional 50 miles from his or her primary residence at the time of the Change in Control.

D.    Definitions

For purposes of this Plan, the following terms shall have the following meanings:
(i)A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples' then outstanding securities (other than pursuant to a merger or consolidation described in part (1) or (2) of clause (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples' stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples' then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples' assets, and such sale or disposition is consummated.

(ii)“Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of the above definition of Change in Control, Staples; (y) in the case of Change in Control pursuant to clause (C) of the above definition of Change in Control, the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of the above definition of Change in Control, the entity acquiring the majority of the assets being sold or disposed of by Staples.

(iii)“Cause,” as determined by Staples or the Surviving Corporation (which determination shall be conclusive), shall mean:

(A)Willful failure by the Participant to substantially perform his or her duties with Staples or the Surviving Corporation (other than any failure resulting from incapacity due to physical or mental illness); provided, however, that Staples or the Surviving Corporation has given the Participant a written demand for substantial performance, which specifically identifies the areas in which the Participant's performance is substandard, and the Participant has not cured such failure within 30 days after delivery of the demand. No act or failure to act on the Participant's part will be deemed “willful” unless the Participant acted or failed to act without a good faith or reasonable belief that his or her conduct was in Staples' or the Surviving Corporation's best interest; or

(B)Breach by the Participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Participant and Staples or the Surviving Corporation, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(C)Violation by the Participant of the Code of Ethics; or

(D)The Participant's engagement in intentional deceitful act(s) that results in (1) an improper personal benefit, or (2) injury to Staples or the Surviving Corporation; or

(E)The Participant's engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples or the Surviving Corporation) that significantly contributes to Staples or the Surviving Corporation preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles; or

(F)Failure by the Participant to devote his or her full working time to the affairs of Staples or the Surviving Corporation except as may be authorized in writing by Staples' or the Surviving Corporation's CEO or other authorized official of Staples or the Surviving Corporation; or

(G)The Participant's engagement in business other than the business of Staples or the Surviving Corporation except as may be authorized in writing by Staples' or the Surviving Corporation's CEO or other authorized official of Staples or the Surviving Corporation; or

(H)The Participant's engagement in misconduct, which is demonstrably and materially injurious to Staples or the Surviving Corporation.

For purposes of the definition of Cause contained in Section III.D.(iii) and Section VI. regarding forfeiture and recovery for Misconduct (as defined therein), any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.
E.    Employment Requirement

Except as set forth in Section III.A., Section III.B. or Section III.C., a Participant must be employed by Staples or the relevant Affiliate as of the last day of the Performance Cycle in order to be eligible for payment of an award for that Performance Cycle. If the employment of a Participant terminates during a Performance Cycle for any reason other than as specified in Section III.A., Section III.B. or Section III.C, no award will be paid to the Participant for that Performance Cycle.
IV.    Performance Goals

A.General

Each award made under this Plan shall be subject to performance conditions. It is intended that awards made to Participants who are, or who are designated by the Committee as potentially being at the end of a Performance Cycle, a “covered employee” for purposes of Internal Revenue Code (“Code”) Section 162(m) will in form and in operation comply with all applicable requirements of Code Section 162(m), but the Committee reserves the right to make awards to covered employees that in form or operation do not comply with Code Section 162(m). Any award made to an associate who is or is designated as a covered employee and that is intended by the Committee to be tax-deductible for purposes of Code Section 162(m) shall be subject to stockholder approval of this Plan, including the business criteria set forth in Section IV.B. upon which performance goals may be established by the Committee. The requirements of Code Section 162(m) may (but are not required to) be applied by the Committee in whole or in part to Participants who are not covered employees under Code Section 162(m), or the Committee may apply other performance goals or other conditions to awards made to Participants who are not covered employees in a manner consistent with the purposes of this Plan.
B.Rules Applicable to Covered Employees

Within 90 days after the beginning of a Performance Cycle, or each Plan Year contained within a Performance Cycle if separate performance goals are set for each such Plan Year, the Committee will establish in writing one or more objective performance goals applicable to awards for that Performance Cycle, or Plan Year if separate performance goals are set for each Plan Year in the Performance Cycle, at a time when the outcome of those goals is substantially uncertain. The performance goals for each Performance Cycle or Plan Year will be based on one or more of the following business criteria: sales, earnings per share, return on net assets, return on equity, adjusted operating profit, free cash flow, total shareholder return, net income, operating income, and customer service levels. Compensation payable to covered employees is intended to be payable solely on account of attainment of one or more of such performance goals. The performance goals may apply to an entire Performance Cycle or may be different for each Plan Year contained within a Performance Cycle and may vary among Participants. Performance goals may be expressed (when applicable) in terms of attaining a specified level of the particular business criteria, or the attainment of a percentage increase or decrease of the business criteria. Performance goals may be applied to the performance of Staples as a whole, or to the performance of an Affiliate, division, or business unit of Staples, or an individual associate, or may be applied to the performance of Staples, an Affiliate, division, business unit, or individual associate relative to a market index, a group of other companies, or a combination thereof. In addition, customer service target levels will be based on pre-determined tests of customer service levels, including without limitation scores on blind test (“mystery”) shopping, customer comment card statistics, customer relations statistics (e.g., number of customer complaints), delivery response levels or customer satisfaction surveys conducted by a third party. The Committee may determine that special one-time or extraordinary gains, losses and/or events, including without limitation as a result of certain acquisitions or divestitures and changes in accounting principles, should or should not be included in determining whether such performance objectives have been met.
If more than one performance goal is established for a Performance Cycle or a Plan Year within a Performance Cycle, the Committee shall also set the relative weighting of the performance goals for such Performance Cycle or for each such Plan Year. The performance goals and relative weighting of performance goals may vary from Performance Cycle to Performance Cycle, from Plan Year to Plan Year and among Participants. For each performance goal of a Performance Cycle or a Plan Year there must be a minimum level of performance that is required to be achieved such that if the threshold is not attained, no portion of the award will be credited to the Participant with respect to that goal for that Performance Cycle or Plan Year. The maximum amount payable to a Participant with respect to any award is $7 million for each Plan Year within a Performance Cycle.

The communication of an award need not be made within the first 90 days of the Performance Cycle or Plan Year as long as the Committee has taken the actions described in this Section IV and the other applicable requirements of Code Section 162(m) are satisfied.
C.Target Awards

For each Participant for whom an award is made, the Committee will establish a Target Award during the first 90 days of the Performance Cycle relating to that award. Once established, the Target Award shall remain fixed for the balance of that Performance Cycle. Target Awards may be expressed as a fixed dollar amount or a percentage (including multiples) of the base salary of a Participant determined at the time that the Target Award is established. The percentages or dollar amounts will be determined by the Committee based on the Participant's position and responsibilities and may vary among Participants. If separate performance goals are set for each Plan Year within a Performance Cycle, then the Target Award for each Plan Year will be the Target Award for the Performance Cycle multiplied by a fraction, the numerator of which is one and the denominator of which is the number of Plan Years in that Performance Cycle.
V.    Payment Calculations and Committee Certification

At the end of the Performance Cycle, the Committee shall determine the amount, if any, to be paid to each Participant based on the extent that the performance goals established for the Participant for the Performance Cycle, or each Plan Year within the Performance Cycle, were achieved and shall authorize payment by Staples to the Participant. To determine the amount of payment for a Performance Cycle for which separate performance goals were set for each Plan Year within that Performance Cycle, the Committee will add the amounts it determines to pay in relation to the performance goals achieved for each Plan Year and (subject to the other provisions of this Plan, including Section III.A., Section III.B., Section VI., and Section VII.) pay that sum. In measuring the achievement of performance goals for any Performance Cycle or Plan Year and calculating any payment at the end of the applicable Performance Cycle, unless otherwise determined by the Committee and set forth in the award agreement, awards will be linearly interpolated between the percentages set forth in the award agreement based upon actual results as determined by the Committee. Payments shall be made in cash, including by check or electronic deposit, in accordance with this Section V.
Prior to the occurrence of a Change in Control (as defined in Section III.D. above), the Committee may exercise its discretion in a uniform and non-discriminatory manner for similarly situated Participants to reduce (but not increase) any award otherwise payable under this Plan in accordance with objective or subjective factors if necessary or appropriate to limit the amount payable under an award to an amount consistent with the purposes of this Plan and the intended economic benefits of participation in this Plan. The exercise of negative discretion with respect to one Participant shall not be permitted to result in an increase in the amount payable to another Participant.
The Committee shall certify the achievement of the performance goals in writing prior to making any payment of an award that was granted to an associate designated as a covered employee for purposes of Code Section 162(m).
Subject to the rules regarding forfeiture and repayment for Misconduct described in Section VI., the Dodd-Frank Clawback described in Section VII., and the rules regarding deferral of payment and amendment and termination of this Plan described in Section VIII., payment of any earned award will be made in a lump sum within 90 days of the earlier of the Participant's death or the end of the Performance Cycle established for such award; provided, however, in the event that it is not administratively feasible to make payment at that time, distribution may be made at a later date within the same calendar year that includes the last day of the Performance Cycle (or the Participant's death, as the case may be) as determined in the discretion of the Committee.
VI.    Forfeiture and Recovery for Misconduct

A.Right of Recovery

Notwithstanding any other provision of this Plan to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined in this Section VI.A. below) that a Participant has engaged in any of the conduct set forth in clauses (B) through (E) of Section III.D.(iii), which determination shall be conclusive (“Misconduct”), the Board, subject to the limitations set forth in this Section VI., may in its sole discretion (1) terminate such Participant's participation in this Plan, or with respect to any award under this Plan, and treat any outstanding award as forfeited, (2) require forfeiture, in whole or in part, of payment of any award that has been previously approved by the Committee for payment under this Plan which remains in whole or in part unpaid, and/or (3) demand that the Participant pay to Staples in cash the amount described in Section VI.B.; provided, however, that in the event the Board determines during the Recovery Period that the Participant engaged in Misconduct as described in clause (E) of Section III.D.(iii) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.
“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples' financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples' annual financial statements, the period during which the Participant is employed by Staples and the period ending 18 months after the Participant's last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Participant and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Participant is employed by Staples and the period ending six months after the Participant's last day of employment. If during the Recovery Period the Board gives written notice to the Participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above. Staples' rights pursuant to this Section VI. shall terminate on the effective date of a Change in Control and no Recovery Period shall extend beyond that date except with respect to any Participant for which the Board prior to such Change in Control gave written notice to such Participant of potential Misconduct.
For purposes of administratively enforcing its rights under this Section VI.A., during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Participant's participation in this Plan, or with respect to any award under this Plan, or (2) to the extent permitted by Code Section 409A, temporarily withhold, in whole or in part, payment of any award that has been previously approved by the Board for payment under this Plan which remains in whole or in part unpaid.
B.Amount of Recovery

With respect to Misconduct described in Sections III.D.(iii)(B) (breach of agreement) and Section III.D.(iii)(C) (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the Participant the amount of any payments made to the Participant under this Plan during the last 12 months of employment with Staples.

With respect to Misconduct described in Section III.D.(iii)(D) (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board may recover from the Participant the greater of (A) the amount paid to the Participant with respect to any award made under this Plan with a Performance Cycle that includes any period during which the Misconduct occurred, or with a Performance Cycle which was directly impacted by the Misconduct, or (B) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Plan (value to be determined by the Target Award for such awards) and any amounts recovered from the Participant under Staples' cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.
With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Plan, the Board shall seek to recover the entire amount paid to the Participant with respect to any award made under this Plan with a Performance Cycle that includes any portion of a fiscal year that is the subject of an accounting restatement relating to the Misconduct (the “Restated Fiscal Year”). In the Board's discretion, it may also seek to recover the entire amount paid to the Participant with respect to any other award made under this Plan with a Performance Cycle that includes any portion of the fiscal year following the Restated Fiscal Year.
The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof. Staples' right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for a Participant's Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Participant's employment with Staples, or taking other legal action against the Participant.
The amount that may be recovered under this Section VI. shall be determined on a gross basis without reduction for taxes paid or payable by a Participant.
VII.    Dodd-Frank Clawback

Notwithstanding any other provision of this Plan to the contrary, in order to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and any regulations promulgated, or national securities exchange listing conditions adopted, with respect thereto (collectively, the “Clawback Requirements”), if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under the securities laws, then the Participant shall return to the Company, or forfeit if not yet paid, the amount of any award received under this Plan during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the Participant under the accounting restatement as determined by the Committee in accordance with the Clawback Requirements and any policy adopted by the Committee pursuant to the Clawback Requirements.
VIII.    General

A.Plan Administration

This Plan will be administered by the Committee. The Committee will have complete discretionary authority and control with respect to the administration of this Plan, including the authority to determine the term of a Performance Cycle and whether performance goals will be set for the Performance Cycle or each Plan Year in the Performance Cycle; the authority to determine Target Awards, select business criteria and establish performance goals; to adopt rules or regulations regarding the treatment of awards in the event a Participant's leave of absence during a Performance Cycle or a Participant's hiring, promotion or transfer during a Performance Cycle; to adopt and repeal other rules and regulations relating to this Plan; and to make decisions and interpretations regarding the provisions of this Plan, including determining to what extent, if any, specific items are to be considered in the relevant business criteria or performance goals for any particular business, the satisfaction of performance goals and the payment of awards under this Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in this Plan or any award in the manner and to the extent it shall deem expedient to carry this Plan into effect, and it shall be the sole and final judge of such expediency. All decisions by the Committee shall be made in the Committee's sole discretion, and shall be final and binding on all persons having or claiming any interest in this Plan or in any award. The Committee may delegate ministerial duties under this Plan to one or more administrators who may be associates of Staples or an Affiliate. Except for the administration of awards granted to covered employees, the Committee may delegate non-ministerial duties to any officer of Staples or an Affiliate. No director or associate acting pursuant to the authority delegated by the Committee shall be liable for any action or determination relating to or under this Plan made in good faith.
B.Employment at Will

This Plan does not create an express or implied contract of employment between Staples or any Affiliate and a Participant. Staples (and where applicable, the Affiliates) and the Participants each retain the right to terminate the employment relationship at any time and for any reason.
C.Amendment and Termination of Plan

Staples reserves the right, in its sole discretion, at any time prior to actual payment of awards to amend, terminate or discontinue this Plan in whole or in part.
This Plan may be amended or terminated by either the Board of Directors of Staples or the Committee, provided that (1) subject to Section VIII.F. (regarding Code Section 409A compliance), no amendment or termination of this Plan after the end of a Performance Cycle may adversely affect the rights of Participants with respect to their awards for that Performance Cycle, and (2) no amendment which would require stockholder approval under Code Section 162(m) may be effected without such stockholder approval. For avoidance of doubt, neither the application of Section VI. regarding forfeiture and repayment for Misconduct, the application of Section VII. regarding the Dodd-Frank Clawback, nor the exercise of negative discretion as described in Section V. shall be deemed to be an amendment of this Plan.
Notwithstanding the foregoing provisions of this Section VIII.C., any termination of this Plan that provides for an acceleration of the time or form of payment of an award must comply with the terms and conditions regarding plan terminations and liquidations as set forth in Code Section 409A and Treasury Regulation Section 1.409A-3(j)(ix), which are incorporated by reference as if fully set forth in this Section VIII.C.
D.Rights are Non-Assignable

All awards and any payments due hereunder are non-assignable and non-transferable. Neither a Participant nor any beneficiary or other person shall have any right to assign the right to receive payments hereunder, in whole or in part, which, whether voluntarily or involuntarily.
E.Withholding

All required deductions, including without limitation with respect to federal, state or local taxes, will be withheld from the awards prior to distribution.
F.Code Section 409A Compliance

Awards under this Plan are intended to comply with Code Section 409A, and all awards shall be interpreted and administered in accordance with Code Section 409A and Treasury Regulations and other guidance issued thereunder. Generally, this Plan is intended to comply with Code Section 409A on the basis that payment distributions are to be made upon the earlier of a Participant's death or at a specified time (or pursuant to a fixed schedule) stated in this Plan or in the relevant award at the date of deferral of compensation, without regard to other distribution events described in Code Section 409A(a)(2)(A) and without application of the six month delay for specified employees described in Code Section 409A(a)(2)(B). Notwithstanding such intention, to the extent required by Code Section 409A, any reference to “permanent disability” shall be interpreted to mean “disability” as defined for purposes of Code Section 409A. Similarly, any reference to “termination of employment,” “discharge,” “resignation,” or “retirement” shall not be sufficient to constitute a payment event for purposes of Code Section 409A unless such event also constitutes a “separation from service” as defined by Code Section 409A.
If a Participant is a “specified employee” as defined in Code Section 409A (and as applied according to procedures of Staples and its Affiliates) as of the Participant's separation from service, to the extent any payment under this Plan constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A) that is payable upon a separation from service, then, to the extent required by Code Section 409A, no payments due under this Plan may be made until the earlier of: (1) the first day of the seventh month following the Participant's separation from service, or (2) the Participant's date of death; provided, however, that any payments delayed during this six-month period shall be paid in the aggregate in a lump sum, with interest from the scheduled payment date to the date of actual payment at an annual rate equal to the prime rate as set forth in the Eastern edition of The Wall Street Journal on the business day immediately preceding Participant's date of separation from service, on the first day of the seventh month following the Participant's separation from service.
Notwithstanding any provision of this Plan or any award to the contrary, in the event that the Committee determines that any award may not or does not comply with Code Section 409A, the Board of Directors of Staples or the Committee may adopt such amendments to this Plan and the affected award (without Participant consent) or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to comply with the requirements of Code Section 409A. If this Plan or an award fails to meet the requirements of Code Section 409A, neither Staples nor any of its Affiliates shall have any liability for any tax, penalty or interest imposed on a Participant by Code Section 409A, and the Participant shall have no recourse against Staples or any of its Affiliates for payment of any such tax, penalty, or interest imposed by Code Section 409A.
G.Deferral of Payment of Awards

At the time of grant of an award (or at such earlier or later time as the Committee determines appropriate in light of the provisions of Code Section 409A), the Committee may permit a Participant who is otherwise eligible to participate in a non-qualified deferred compensation plan sponsored by Staples or an Affiliate to defer all or a part of any payment that might otherwise be payable with respect to an award under this Plan under the terms and conditions of such non-qualified deferred compensation plan.
In addition to any deferral of payment required for payment of awards to any specified employee under Code Section 409A, if the payment of any award in any year could, in the Committee's opinion, when considered with a Participant's other compensation, result in Staples' inability to deduct any portion of such award payment because the Participant is or is expected to be a covered employee for purposes of Code Section 162(m), then to the extent permitted under Code Section 409A, the Committee in its sole discretion may defer the payment date applicable to an award to the first calendar year in which such payment would not be nondeductible be reason of Code Section 162(m). Any such deferral shall not be deemed to be an amendment of this Plan for purposes of Section VIII.C.
H.Unfunded Plan

It is intended that this Plan be an “unfunded” plan for federal tax purposes and that it not constitute an “employee benefit pension plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). To the extent that this Plan is subject to ERISA, this Plan shall be administered as an unfunded employee pension plan benefiting a select group of management or highly compensated employees under the provisions of ERISA.
I.Beneficiary

A Participant may file with the Committee a written designation of death beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no death beneficiary is designated or the designated beneficiary fails to survive the Participant, the executor or administrator of the Participant's estate shall be deemed to be the Participant's death beneficiary. If the Participant lives in a community property state and the consent of the Participant's spouse or domestic partner is required by the laws of such state to designate a beneficiary, then any beneficiary designation by such a Participant must have the consent of the Participant's spouse or domestic partner, as applicable.
J.Notice

All notices under this Plan or with respect to any award made hereunder shall be in writing and mailed or delivered by hand to Staples at its main office, Attention: Secretary, and to the Participant at his or her last known address on the employment records of Staples or at such other address as may be designated in writing by either of the parties to one another.
K.Severability

If any provision of this Plan is held to be invalid or unenforceable, the other provisions of this Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in this Plan.
L.Governing Law

The provisions of this Plan and all awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.
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Approved by the Board of Directors on March 6, 2012, subject to stockholder approval.
Approved by Stockholders on June 4, 2012.